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                                                                    Exhibit 8.1

November 9, 2001


Goldman Sachs International, as representative of the Underwriters named in Schedule I of the Underwriting Agreement
Peterborough Court
133 Fleet Street
London EC4A 2BB United Kingdom

Re: RIGHTS OFFERING


Ladies and Gentlemen:

     We have acted as special tax counsel to Sonera Corporation, a public limited liability company organized under the laws of the Republic of Finland (the "Issuer"), in connection with the issuance by the Issuer of the share rights and ADS rights (the "Rights"), as described in the prospectus dated November 9, 2001 (the "Prospectus"), included in the Registration Statement on Form F-3 filed with the Securities and Exchange Commission. At your request, we are rendering our opinion concerning the principal United States federal income tax consequences regarding the issuance of the Rights. In connection therewith we have reviewed the Registration Statement.

     This opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, in each case, as in effect and available on the date hereof. In addition, there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion. We assume that the operative documents for the Rights described in the Prospectus will be performed in accordance with the terms described therein. Any material amendments to such document could affect the opinion referred to herein.

     Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm our opinion contained in the Prospectus under the caption "United States Federal Income Taxation."

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Goldman Sachs International, as representative of the
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     We have not considered and render no opinion on any aspect of law other than as expressly set forth above.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption "United States Federal Income Taxation" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                       Yours truly,



                                       WHITE & CASE LLP